Exhibit 10.1.25
Letter Sent September, 2008 to All Holders of Options With Early Expiration Upon
Termination of Employment

I am pleased to advise you that the Compensation Committee of Harris Interactive Inc. has recently approved an improved amendment to your stock option Agreements.
Until now, when an employee terminated from the Company, the Company’s older Agreements expired upon termination and more recently expired 30 days after termination of employment (except in the event that termination of employment occurs for any reason except for death, disability, breach of the Agreement, or normal expiration of the option at the end of its ten-year term). In order to provide a longer time period for participant’s to exercise their options after termination, the Compensation Committee has amended the Agreements.
Your Agreements are hereby amended to provide for expiration of your options sixty (60) days after your Date of Termination (as specifically defined in the Agreements). The other provisions of the Agreements applicable to expiration at the end of the 10-year term, or upon death, disability, or breach of the Agreement by the participant remain unchanged.
Please note, your stock options will not vest during the 60 day window in which you can exercise your options.
As a reminder, your covered option agreements include the following (the “Agreements”):
      [list of covered option agreements]
It is important that you retain this letter amendment in a safe place with your Agreements. It amends your Agreements and is a reminder that if you want to exercise your options, you must do so within 60 days of your Termination Date to avoid forfeiture.
If you have any questions, please feel free to call me at extension 7506.
Sincerely yours,
Dennis K. Bhame
Executive Vice President, Human Resources